Exhibit 11
KIRKPATRICK & LOCKHART LLP

1800 MASSACHUSETTS AVENUE, NW
2ND FLOOR
WASHINGTON, D.C. 20036-1800
March 19, 1996
Fidelity Institutional Cash Portfolios
82 Devonshire Street
Boston, Massachusetts  02109
Ladies and Gentlemen:
 You have requested our opinion regarding certain matters in connection with the issuance of shares of Treasury, a series of Fidelity Institutional Cash Portfolios (the "Trust"), pursuant to a Registration Statement filed by the Trust on Form N-14 ("Registration Statement") under the Securities Act of 1933 ("1933 Act"). Treasury currently offers three classes of shares: Class I, Class II, and Class III. We understand that only Class I Shares of Treasury will be issued in connection with the proposed acquisition by Treasury of all of the assets of State and Local Asset Management Series: Government Money Market Portfolio ("SLAM"), a series of Fidelity Institutional Investors Trust, and the assumption by Treasury of the liabilities of SLAM, solely in exchange for Class I Shares of Treasury.

 We have, as counsel, participated in various business and other matters relating to the Trust. We have examined copies, either certified or otherwise proved to be genuine, of the Trust's Trust Instrument, the minutes of the meetings of the trustees and other documents relating to the organization and operation of the Trust and the authorization and issuance of shares of beneficial interest of the Trust. Based upon this examination, we are of the opinion that the shares to be issued pursuant to the Registration Statement, when issued upon the terms provided in the Registration Statement, subject to compliance with the 1933 Act, the Investment Company Act of 1940, and applicable state law regulating the offer and sale of securities, will be legally issued, fully paid, and non-assessable.
 The Trust is an entity of the type commonly known as a "Delaware business trust." Under Delaware law, shareholders of a business trust are entitled to the same limitations of personal liability extended to stockholders of private corporations for profit. The Trust's Trust Instrument contains a disclaimer of shareholder liability for the debts, liabilities, obligations, and expenses of the Trust and any series thereof and requires that each contract entered into or executed by or on behalf of the Trust or the trustees relating to the Trust or to a series of the Trust include a recitation limiting the obligation represented thereby to the Trust or to one or more series and its or their assets (although the omission of such recitation shall not operate to bind any shareholder). The Trust Instrument provides: (i) for indemnification out of a series' property of any shareholder or former shareholder held personally liable for the obligations of the series; and (ii) that a series shall, upon request, assume the defense of any claim made against any shareholder for any act or obligation of that series and satisfy any judgment thereon.

 We hereby consent to the reference to our firm under the captions "Federal Income Tax Consequences of the Reorganization," "Federal Income Tax Considerations," and "Legal Matters" in the Proxy Statement and Prospectus which constitutes a part of the Registration Statement. We further consent to your filing a copy of this opinion as an exhibit to the Registration Statement.
      Yours truly,
      /s/ Kirkpatrick & Lockhart LLP